Exhibit 5.1

[Cleary Gottlieb Steen & Hamilton LLP Letterhead]

September 27, 2021

dMY Technology Group, Inc. VI

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Ladies and Gentlemen:

We have acted as special counsel to dMY Technology Group, Inc. VI, a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the offering and sale by the Company of 20,125,000 units (the “Units”) (including up to 2,625,000 additional Units to be sold by the Company upon the exercise of the underwriters’ option to purchase additional Units). Each Unit has an offering price of $10.00 and is comprised of (a) one share of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) and (b) one-half of one redeemable warrant (a “Warrant”), each whole Warrant entitling the holder to purchase one share of Common Stock, at a price of $11.50 per share, to be issued under a warrant agreement (the “Warrant Agreement”) to be entered into between the Company and Continental Stock Transfer & Trust Company, as warrant agent. The Units, Common Stock and Warrants are referred to herein collectively as the “Securities.”

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the form of Unit certificate, included as Exhibit 4.1 to the Registration Statement;

(c)	the form of Common Stock certificate, filed as Exhibit 4.2 to the Registration Statement;

dMY Technology Group, Inc. VI, p. 2

(d)	the form of Warrant certificate, included as Exhibit 4.3 to the Registration Statement;

(e)	the form of Warrant Agreement, included as Exhibit 4.4 to the Registration Statement;

(f)

the form of underwriting agreement between the Company and Goldman Sachs & Co. LLC, as representative of the several underwriters named therein, included as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”);

(g)

the Amended and Restated Certificate of Incorporation of the Company to be in effect immediately prior to the consummation of the offering of the Units, a form of which is filed as Exhibit 3.2 to the Registration Statement; and

(h)	a copy of the Third Amended and Restated Bylaws of the Company as in effect on September 24, 2021.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed, (ii) that the Units conform to the form thereof that we have reviewed and will be duly countersigned by Continental Stock Transfer & Trust Company, as transfer agent, in accordance with their terms, (iii) that the Warrant Agreement conforms to the form thereof that we have reviewed and (iv) that the Warrants conform to the form thereof that we have reviewed and will be duly countersigned by Continental Stock Transfer & Trust Company, as transfer agent, in accordance with the terms of the Warrant Agreement.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. When the Units are delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, the Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the law of the State of New York.

2. When the Units are delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, the shares of Common Stock included in such Units will be validly issued by the Company and fully paid and nonassessable.

dMY Technology Group, Inc. VI, p. 3

3. When the Units are delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, the Warrants included in such Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the law of the State of New York.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In rendering the opinions expressed above, we have further assumed that (i) prior to the issuance of the Securities, the Company will authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and the terms of any agreement governing those Securities, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and (ii) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and any agreement governing those Securities and in the manner contemplated by the Registration Statement and the related prospectus describing the Securities and the offering thereof.

The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and in any prospectus supplements related thereto, as counsel for the Company that has passed on the validity of the Securities, and to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Adam J. Brenneman
Adam J. Brenneman, a Partner